TREDEGAR REPORTS SECOND QUARTER 2024 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--8/7/2024--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported second quarter financial results for the period ended June 30, 2024.
Second quarter 2024 net income (loss) was $8.8 million ($0.26 per diluted share) compared to $(18.9) million ($(0.56) per diluted share) in the second quarter of 2023.  Net income (loss) from ongoing operations, which excludes special items, was $10.3 million ($0.30 per diluted share) in the second quarter of 2024 compared with $(2.0) million ($(0.06) per diluted share) in the second quarter of 2023. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2024 and 2023, is provided in Note (a) to the Financial Tables in this press release.
Second Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions was $12.9 million in the second quarter of 2024 versus $10.2 million in the second quarter of last year and $12.5 million in the first quarter of 2024.
◦Sales volume was 34.9 million pounds in the second quarter of 2024 versus 35.5 million pounds in the second quarter of last year and 33.8 million pounds in the first quarter of 2024.
◦Open orders at the end of the second quarter of 2024 were approximately 14 million pounds (versus 20 million pounds in the second quarter of 2023 and 15 million pounds at the end of the first quarter of 2024). Net new orders increased 17% in the second quarter of 2024 versus the second quarter of 2023 and were relatively flat versus the first quarter of 2024.
•EBITDA from ongoing operations for PE Films was $10.1 million in the second quarter of 2024 versus $0.8 million in the second quarter of 2023 and $6.9 million in the first quarter of 2024. Sales volume was 10.5 million pounds in the second quarter of 2024 versus 6.2 million pounds in the second quarter of 2023 and 10.0 million pounds in the first quarter of 2024.
•EBITDA from ongoing operations for Flexible Packaging Films (also referred to as "Terphane") was $3.2 million during the second quarter of 2024 versus $0.2 million in the second quarter of 2023 and $2.0 million during the first quarter of 2024. Sales volume was 25.1 million pounds in the second quarter of 2024 versus 23.7 million pounds in the second quarter 2023 and 22.0 million pounds in the first quarter of 2024. See the "Status of Agreement to Sell Terphane" section below for information on the sale of Terphane.
John Steitz, Tredegar’s president and chief executive officer, said, “For the second quarter in a row we recognized a meaningful profit from ongoing operations after suffering a period of losses that began with the second quarter of last year. In addition, results in the most recent quarter improved sequentially.”
Mr. Steitz further stated, “We continue to view the bottom of the recent severe down cycle at Bonnell Aluminum as occurring in the third quarter of 2023, which we believe was a residual impact of the pandemic starting in the second half of 2022. Net new orders and sales volume have increased since the apparent bottom. Through the second quarter of 2024, we have yet to see a significant improvement in our orders from the favorable preliminary determinations of duties on imports that were made in March and May by U.S. authorities. However, data available on U.S. import trends of aluminum extrusions appear to indicate the onset of a purchasing shift back to U.S. producers.”
Mr. Steitz continued, “At PE Films, EBITDA during the first half of 2024 has been exceptional at $17.0 million compared with moderate results of $8.6 million during the last six months of 2023. Terphane’s profitability showed improvement from depressed levels for the fourth straight quarter while the review process of our agreement to sell it to Oben Group continues to reside with competition authorities in Brazil with a maximum deadline of November 18, 2024. Meanwhile, the rebound at our business units is having a favorable impact on overall operating results and net financial leverage, which we believe peaked at 3.9x Credit EBITDA at the end of the fourth quarter of 2023 and was 3.8x and 2.5x at the end of the first and second quarters of this year, respectively. The liquidity available under our new asset-based lending facility has more than met our expectations. We continue to focus on prudently managing costs, working capital and capital spending.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (also referred to as "Bonnell Aluminum") produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction ("B&C"), automotive and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2024	2023		2024	2023
Sales volume (lbs)	34,906	35,492	(1.7)%	68,747	73,054	(5.9)%
Net sales	$119,413	$121,827	(2.0)%	$233,636	$255,197	(8.4)%
Ongoing operations:
EBITDA	$12,907	$10,217	26.3%	$25,447	$24,855	2.4%
Depreciation & amortization	(4,446)	(4,158)	(6.9)%	(8,988)	(8,569)	(4.9)%
EBIT*	$8,461	$6,059	39.6%	$16,459	$16,286	1.1%
Capital expenditures	$1,463	$5,631		$3,012	$13,373
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
The following table presents the sales volume by end use market for the three and six months ended June 30, 2024 and 2023, and the three months ended March 31, 2023.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/	Six Months Ended		Favorable/
(In millions of lbs)	June 30,		(Unfavorable)	March 31,	(Unfavorable)	June 30,		(Unfavorable)
	2024	2023	% Change	2024	% Change	2024	2023	% Change
Sales volume by end-use market:
Non-residential B&C	20.3	19.7	3.0%	20.1	1.0%	40.4	42.0	(3.8)%
Residential B&C	2.2	2.1	4.8%	1.6	37.5%	3.8	4.6	(17.4)%
Automotive	2.9	3.3	(12.1)%	3.2	(9.4)%	6.1	6.7	(9.0)%
Specialty products	9.5	10.4	(8.7)%	8.9	6.7%	18.4	19.8	(7.1)%
Total	34.9	35.5	(1.7)%	33.8	3.3%	68.7	73.1	(5.9)%
Second Quarter 2024 Results vs. Second Quarter 2023 Results
Net sales (sales less freight) in the second quarter of 2024 decreased 2.0% versus the second quarter of 2023 primarily due to lower sales volume, the pass-through of slightly lower metal costs and pricing pressure. Sales volume in the second quarter of 2024 decreased 1.7% versus the second quarter of 2023 but increased 3.3% versus the first quarter 2024.
Net new orders, which remain low compared to pre-pandemic levels, increased 17% in the second quarter of 2024 versus the second quarter of 2023 and were relatively flat compared to the first quarter of 2024. Since January 2021, net new orders for the Company's aluminum extruded products have generally tracked the ISM® Manufacturing PMI®. The Company believes that net new orders continue to be below pre-pandemic levels due to higher interest rates, tighter lender requirements and the increase in remote working, which particularly impacts the non-residential B&C end-use market. In addition, data indicates that aluminum extrusion imports have increased significantly in recent years, especially during the pandemic, and some of Bonnell Aluminum’s customers have increased their sourcing of aluminum extrusions from producers outside of the U.S.
Open orders at the end of the second quarter of 2024 were 14 million pounds (versus 15 million pounds at the end of the first quarter of 2024 and 20 million pounds at the end of the second quarter of 2023). This level is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions (particularly starting in early 2021 with the re-opening of markets following the rollout of vaccines) that resulted in long lead times, driving a peak in open orders of approximately 100 million pounds during the first quarter of 2022.
The Company is part of a coalition of members of the Aluminum Extruders Council who have filed a trade case with the Department of Commerce (“DOC”) and the U.S. International Trade Commission (“ITC”) against 15 countries in response to alleged large and increasing volumes of unfairly priced imports of aluminum extrusions since 2019. In November 2023, the ITC found that there is a reasonable indication that the American aluminum extrusions industry is materially injured or threatened with injury due to imports from 14 countries, including China. The ITC’s preliminary determination found that subject import volumes were significant and increasing, and that with regard to pricing, subject imports predominantly undersold the domestic product by volume in each year of the period of investigation. On May 2, 2024, the DOC announced its preliminarily determination that aluminum extrusion producers and exporters in 14 countries, including China, sold aluminum extrusions at less-than-fair value in the U.S. Final determinations, which are expected by the end of the third quarter of 2024, should provide an additional opportunity for Bonnell Aluminum to regain market share. The Company's analysis of recent U.S. import data of aluminum extrusions indicates that the preliminary determinations of duties are starting to have the desired behavioral impact of shifting related customer purchases back to U.S. producers.
EBITDA from ongoing operations in the second quarter of 2024 increased $2.7 million versus the second quarter of 2023 primarily due to:
•Higher net pricing after the pass-through of metal cost changes and mix ($1.3 million), manufacturing cost improvements, including lower supply expense ($2.0 million) and lower freight rates ($0.5 million), partially offset by lower volume ($0.1 million), higher labor and employee-related costs ($0.8 million), higher utility expense ($0.4 million), and higher selling, general and administrative ("SG&A") expenses, including other employee-related compensation ($2.0 million); and
•The timing of the flow-through under the first-in first-out ("FIFO") method of aluminum raw material costs, which were previously acquired at lower prices in a quickly changing commodity pricing environment and passed through to customers, resulted in a benefit of $1.2 million in the second quarter of 2024 versus a charge of $1.3 million in the second quarter of 2023.
First Six Months of 2024 Results vs. First Six Months of 2023 Results
Net sales in the first six months of 2024 decreased 8.4% versus the first six months of 2023 primarily due to lower sales volume and the pass-through of lower metal costs. Sales volume in the first six months of 2024 decreased 5.9% versus the first six months of 2023.
EBITDA from ongoing operations in the first six months of 2024 increased $0.6 million in comparison to the first six months of 2023 primarily due to:
•Higher net pricing after the pass-through of metal cost changes and mix ($3.3 million), manufacturing cost improvements, including lower supply expense ($2.6 million) and lower freight rates ($0.7 million), partially offset by lower volume ($3.4 million), higher labor and employee-related costs ($0.2 million), and higher SG&A, including other employee-related compensation ($1.7 million); and
•The timing of the flow-through under the FIFO method of aluminum raw material costs, which were previously acquired at lower prices in a quickly changing commodity pricing environment and passed through to customers, resulted in a charge of $0.1 million in the first six months of 2024 versus a benefit of $0.4 million in the first six months of 2023.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2024 ("Second Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $9 million in 2024, including $4 million for productivity projects and $5 million for capital expenditures required to support continuity of operations. The projected spending reflects stringent spending measures that the Company has implemented to control its financial leverage (See "Total Debt, Financial Leverage and Debt Covenants" section below for more information). The multi-year implementation of new enterprise resource planning and manufacturing execution systems ("ERP/MES") has been reorganized with an extended implementation period. As a result, the earliest "go-live" date for the net ERP/MES is 2025. The ERP/MES project commenced in 2022, with spending to-date of approximately $21 million. Depreciation expense is projected to be $16 million in 2024. Amortization expense is projected to be $2 million in 2024.

PE Films
PE Films produces surface protection films, polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2024	2023		2024	2023
Sales volume (lbs)	10,548	6,245	68.9%	20,583	13,613	51.2%
Net sales	$29,197	$15,918	83.4%	$53,932	$36,099	49.4%
Ongoing operations:
EBITDA	$10,133	$814	NM**	$17,037	$2,663	NM**
Depreciation & amortization	(1,317)	(1,552)	15.1%	(2,645)	(3,195)	17.2%
EBIT*	$8,816	$(738)	NM**	$14,392	$(532)	NM**
Capital expenditures	$216	$360		$610	$1,075
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
**Not meaningful ("NM")

Second Quarter 2024 Results vs. Second Quarter 2023 Results
Net sales in the second quarter of 2024 were 83.4% higher compared to the second quarter of 2023, with volume increases in Surface Protection. Surface Protection sales volume in the second quarter of 2024 increased 123% versus the second quarter of 2023 (which reflected weak market conditions in consumer electronics) and 14% versus the first quarter of 2024.
EBITDA from ongoing operations during the second quarter of 2024 of $10.1 million was exceptional, primarily due to the restocking of Surface Protection customer inventories, which were abnormally low. While market indicators and recent volume improvements indicate a positive outlook for the consumer electronics market, EBITDA from ongoing operations performance is expected to moderate in the third quarter of 2024 as customer inventories and the Company's sales volume stabilize. There have been significant cyclical swings in the sales volume and EBITDA from ongoing operations for PE Films in the past 2.5 years, largely due to the unprecedented downturn in the display industry during the second half of 2022 and first half of 2023. EBITDA from ongoing operations for the first half of 2024, the second and first halves of 2023 and the second and first halves of 2022 were $17.0 million, $8.6 million, $2.7 million, $(2.2) million and $14.1 million, respectively, which averages approximately $4 million per quarter.
EBITDA from ongoing operations in the second quarter of 2024 increased $9.3 million versus the second quarter of 2023, primarily due to:
•A $9.6 million increase in Surface Protection primarily due to higher contribution margin associated with substantially higher volume ($6.4 million), favorable pricing ($0.2 million), operating efficiencies and manufacturing costs savings ($2.3 million), lower fixed costs ($0.2 million) and lower SG&A ($0.6 million, including $0.8 million associated with the closure of the Richmond Technical Center in 2023);
•A foreign currency transaction gain of $0.1 million in the second quarter of 2024 versus a gain of $0.5 million in the second quarter of 2023; and
•A $0.1 million increase in overwrap films.

First Six Months of 2024 Results vs. First Six Months of 2023 Results
Net sales in the first six months of 2024 increased 49.4% compared to the first six months of 2023 primarily due to an increase in sales volume in Surface Protection, as a result of factors noted above. Sales volume increased 77% in Surface Protection in the first six months of 2024 versus the first six months of 2023.
EBITDA from ongoing operations in the first six months of 2024 increased by $14.4 million versus the first six months of 2023, primarily due to:
•A $14.1 million increase in Surface Protection primarily due to higher contribution margin associated with substantially higher volume ($7.4 million), favorable pricing ($0.5 million), operating efficiencies and manufacturing costs savings ($4.2 million), lower fixed costs ($0.6 million) and lower SG&A ($1.4 million, which was associated with the closure of the Richmond Technical Center in 2023);
•A foreign currency transaction gain of $0.1 million in the first six months of 2024 versus a gain of $0.4 million in the first six months of 2023;
•The pass-through lag associated with resin costs (a charge of $0.4 million in the first six months of 2024 versus a charge of $0.2 million in the first six months of 2023); and
•A $0.8 million increase from overwrap films primarily due to cost improvements.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $2 million in 2024, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $5 million in 2024. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2024	2023		2024	2023
Sales volume (lbs)	25,074	23,724	5.7%	47,047	43,569	8.0%
Net sales	$34,543	$33,223	4.0%	$64,655	$64,750	(0.1)%
Ongoing operations:
EBITDA	$3,204	$249	NM**	$5,167	$1,599	NM**
Depreciation & amortization	(732)	(711)	(3.0)%	(1,483)	(1,411)	(5.1)%
EBIT*	$2,472	$(462)	NM**	$3,684	$188	NM**
Capital expenditures	$642	$878		$1,160	$1,483
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
**Not meaningful ("NM")

Second Quarter 2024 Results vs. Second Quarter 2023 Results
Net sales in the second quarter of 2024 increased 4.0% compared to the second quarter of 2023 primarily due to higher sales volume and favorable product mix, partially offset by lower selling prices that the Company believes are driven by excess global capacity and strong competition in Brazil, Latin America and the U.S.
EBITDA from ongoing operations in the second quarter of 2024 increased $3.0 million versus the second quarter of 2023, primarily due to:
•Lower raw material costs ($2.5 million), lower fixed costs ($1.1 million), favorable product mix ($1.1 million), higher sales volume ($0.5 million) and lower SG&A ($0.3 million), partially offset by lower selling prices from global excess capacity and margin pressures ($1.5 million);
•Foreign currency transaction losses ($0.2 million) in the second quarter of 2024 remained consistent with the second quarter of 2023; and
•Net unfavorable foreign currency translation of Real-denominated operating costs ($1.1 million).

First Six Months of 2024 Results vs. First Six Months of 2023 Results
Net sales in the first six months of 2024 remained consistent with the first six months of 2023 primarily due to lower selling prices that the Company believes are driven by excess global capacity and strong competition in Brazil, Latin America and the U.S, offset by higher sales volume.
EBITDA from ongoing operations in the first six months of 2024 increased $3.6 million versus the first six months of 2023 primarily due to:
•Lower raw material costs ($4.0 million), lower fixed costs ($2.8 million), higher sales volume ($1.5 million), favorable product mix ($0.8 million), and lower SG&A ($0.5 million), partially offset by lower selling prices from global excess capacity and margin pressures ($3.5 million) and higher variable costs ($0.8 million);
•Foreign currency transaction losses ($0.1 million) in the first six months of 2024 compared to foreign currency transaction losses ($0.2 million) in the first six months of 2023; and
•Net unfavorable foreign currency translation of Real-denominated operating costs ($1.9 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on polyester fiber and component price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $4 million in 2024 for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $3 million in 2024. Amortization expense is projected to be $0.1 million in 2024.
Corporate Expenses, Interest & Taxes
Corporate expenses, net in the first six months of 2024 decreased $8.7 million compared to the first six months of 2023 primarily due to lower pension expense as a result of the pension plan termination completed in 2023 ($6.7 million), foreign currency transaction gains related to the remeasurement of intercompany receivables ($2.3 million) and lower business development activities ($1.2 million), partially offset by higher incentive compensation accruals ($1.0 million) and higher stock-based compensation ($0.6 million). Further information on gains and losses associated with special items impacting corporate expenses, net is provided in the accompanying tables.
Interest expense of $6.8 million in the first six months of 2024 increased $2.1 million compared to the first six months of 2023 due to higher average debt levels and interest rates.
The effective tax rate was 17.9% in the first six months of 2024 compared to 13.1% in the first six months of 2023. The change in effective tax rate was primarily due to pre-tax income in the first six months of 2024 versus a pre-tax loss in the first six months of 2023. The effective tax rate for the first six months of 2024 varies from the 21% statutory rate primarily due to foreign rate differences and non-deductible expenses offset by Brazilian tax incentives and federal tax credits. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Tables in this press release was 18.9% for the first six months of 2024 versus 79.2% for the first six months of 2023 (see also Note (e) to the Financial Tables). Refer to Note 8 to the Company's Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) and the U.S. federal statutory rate for 2024 and 2023.
Status of Agreement to Sell Terphane
On September 1, 2023, the Company announced that it had entered into a definitive agreement to sell Terphane to Oben Group (the “Contingent Terphane Sale”). Completion of the sale is contingent upon the satisfaction of customary closing conditions, including the receipt of certain competition filing approvals by authorities in Brazil and Colombia. On October 27, 2023, the Company filed the requisite competition forms with the Administrative Council for Economic Defense (“CADE”) in Brazil.
As part of the Brazilian merger review process regarding the sale of Terphane to Oben Group, on May 13, 2024, the General Superintendence of the Administrative Council for Economic Defense ("SG-CADE") issued a non-binding opinion ("SG Opinion") recommending the rejection of the transaction. Following this first stage of the two-stage Brazilian merger review process for complex transactions, the case has been submitted to the CADE Tribunal, in accordance with the customary Brazilian merger review process. The parties are given a full opportunity to present evidence in favor of clearing the transaction. The final decision regarding the transaction will eventually be rendered by the Tribunal, which has begun its independent analysis. CADE's maximum deadline for completing its review is no later than November 18, 2024. The Colombian authority cleared the merger review regarding the transaction in early February 2024.
As of June 30, 2024, the Company has reported results for Terphane as a continuing operation, given the status of the approval process by authorities. If the sale transaction is completed, the Company expects to realize after-tax net debt-free cash proceeds of $85 million after deducting projected Brazil withholding taxes, escrow funds, U.S. capital gains taxes and transaction costs. Actual after-tax proceeds may differ from estimates due to possible changes in deductions and the Company's tax situation during the potentially lengthy interim period to the closing date.
Total Debt, Financial Leverage and Debt Covenants
Total debt was $142.0 million at June 30, 2024 and $146.3 million at December 31, 2023. Cash, cash equivalents and restricted cash was $8.7 million at June 30, 2024 and $13.5 million at December 31, 2023. Net debt (total debt in excess of cash, cash equivalents and restricted cash), a non-GAAP financial measure, was $133.3 million at June 30, 2024 and $132.8 million at December 31, 2023. See Note (f) to the Financial Tables in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
The Company has been focused on stringent management of net working capital, capital expenditures and costs since a slowdown in business began in 2023. Total debt decreased $4.3 million and net debt increased $0.5 million in the first six months 2024 versus the end of 2023 due primarily to higher net working capital to support the recovery the Company believes is underway in its businesses and seasonal fluctuations, which were nearly fully offset by net cash flow from operations after capital expenditures.
As of June 30, 2024, the Company was in compliance with all covenants under its $180 million asset-based credit agreement, which matures June 30, 2026 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, owned real properties and owned machinery and equipment. As of June 30, 2024, funds available to borrow under the ABL Facility were approximately $36 million. The median daily liquidity under the ABL Facility during the second quarter of 2024 was favorable at $27 million compared with a median of $16 million during the first quarter of 2024. As of June 30, 2024, the Company was in compliance with all debt covenants. Refer to Note 10 Company's Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q for additional details on the primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•inability to successfully complete strategic dispositions, including the Contingent Terphane Sale, failure to realize the expected benefits of such dispositions and assumption of unanticipated risks in such dispositions;
•inability to successfully transition into an asset-based revolving lending facility;
•noncompliance with any of the financial and other restrictive covenants in the Company's asset-based credit facility;
•the impact of macroeconomic factors, such as inflation, interest rates, recession risks and other lagging effects of the COVID-19 pandemic
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•failure by governmental entities to prevent foreign companies from evading anti-dumping and countervailing duties;
•unanticipated problems or delays with the implementation of the enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;

•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic and regulatory factors concerning the Company’s products;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•an information technology system failure or breach;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•impairment of the Surface Protection reporting unit's goodwill;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Company's Form 10-K for the year ended December 31, 2023. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2023 sales of $705 million. With approximately 1,900 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Sales	$190,235	$178,167	$365,971	$369,289
Other income (expense), net (c)(d)	323	(20)	331	260
	190,558	178,147	366,302	369,549

Cost of goods sold (c)	148,666	153,267	290,708	312,792
Freight	7,082	7,199	13,748	13,243
Selling, R&D and general expenses (c)	20,054	18,265	38,663	38,475
Amortization of intangibles	483	464	948	968
Pension and postretirement benefits	54	3,418	109	6,837
Interest expense	3,379	2,374	6,834	4,686
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	80	—	587	69
Goodwill impairment	—	15,413	—	15,413
Total	179,798	200,400	351,597	392,483
Income (loss) before income taxes	10,760	(22,253)	14,705	(22,934)
Income tax expense (benefit) (c)	1,968	(3,331)	2,625	(3,000)
Net income (loss)	$8,792	$(18,922)	$12,080	$(19,934)

Earnings (loss) per share:
Basic	$0.26	$(0.56)	$0.35	$(0.59)
Diluted	$0.26	$(0.56)	$0.35	$(0.59)

Shares used to compute earnings (loss) per share:
Basic	34,378	34,079	34,350	33,988
Diluted	34,378	34,079	34,350	33,988

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net Sales
Aluminum Extrusions	$119,413	$121,827	$233,636	$255,197
PE Films	29,197	15,918	53,932	36,099
Flexible Packaging Films	34,543	33,223	64,655	64,750
Total net sales	183,153	170,968	352,223	356,046
Add back freight	7,082	7,199	13,748	13,243
Sales as shown in the condensed consolidated statements of income	$190,235	$178,167	$365,971	$369,289
EBITDA from Ongoing Operations (i)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$12,907	$10,217	$25,447	$24,855
Depreciation & amortization	(4,446)	(4,158)	(8,988)	(8,569)
EBIT (b)	8,461	6,059	16,459	16,286
Plant shutdowns, asset impairments, restructurings and other (c)	(1,649)	155	(2,816)	(339)
PE Films:
Ongoing operations:
EBITDA (b)	10,133	814	17,037	2,663
Depreciation & amortization	(1,317)	(1,552)	(2,645)	(3,195)
EBIT (b)	8,816	(738)	14,392	(532)
Plant shutdowns, asset impairments, restructurings and other (c)	(80)	—	(584)	2
Goodwill impairment	—	(15,413)	—	(15,413)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	3,204	249	5,167	1,599
Depreciation & amortization	(732)	(711)	(1,483)	(1,411)
EBIT (b)	2,472	(462)	3,684	188
Plant shutdowns, asset impairments, restructurings and other (c)	—	(1)	—	(79)
Total	18,020	(10,400)	31,135	113
Interest income	7	30	28	74
Interest expense	3,379	2,374	6,834	4,686
Gain on investment in kaleo, Inc. ("kaléo") (d)	144	—	144	262
Stock option-based compensation costs	—	—	—	231
Corporate expenses, net (c)	4,032	9,509	9,768	18,466
Income (loss) before income taxes	10,760	(22,253)	14,705	(22,934)
Income tax expense (benefit)	1,968	(3,331)	2,625	(3,000)
Net income (loss)	$8,792	$(18,922)	$12,080	$(19,934)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Cash & cash equivalents	$3,510	$9,660
Restricted cash	5,159	3,795
Accounts & other receivables, net	83,895	67,938
Income taxes recoverable	789	1,182
Inventories	89,242	82,037
Prepaid expenses & other	8,170	12,065
Total current assets	190,765	176,677
Net property, plant and equipment	171,845	183,455
Right-of-use leased assets	16,209	11,848
Identifiable intangible assets, net	8,811	9,851
Goodwill	35,717	35,717
Deferred income taxes	23,600	25,034
Other assets	3,465	3,879
Total assets	$450,412	$446,461
Liabilities and Shareholders’ Equity
Accounts payable	$93,006	$95,023
Accrued expenses	27,015	24,442
Lease liability, short-term	2,877	2,107
ABL revolving facility (matures on June 30, 2026) (h)	122,000	126,322
Income taxes payable	257	1,210
Total current liabilities	245,155	249,104
Lease liability, long-term	14,610	10,942
Long-term debt	20,000	20,000
Pension and other postretirement benefit obligations, net	6,524	6,643
Other non-current liabilities	4,159	4,119
Shareholders’ equity	159,964	155,653
Total liabilities and shareholders’ equity	$450,412	$446,461

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$12,080	$(19,934)
Adjustments for noncash items:
Depreciation	12,357	12,387
Amortization of intangibles	948	968
Reduction of right-of-use lease asset	1,178	1,075
Goodwill impairment	—	15,413
Deferred income taxes	2,248	(3,731)
Accrued pension income and post-retirement benefits	109	6,837
Stock-based compensation expense	1,086	521
Gain on investment in kaléo	(144)	(262)
Changes in assets and liabilities:
Accounts and other receivables	(17,160)	6,190
Inventories	(10,357)	43,013
Income taxes recoverable/payable	(539)	(1,060)
Prepaid expenses and other	2,597	2,976
Accounts payable and accrued expenses	3,305	(39,629)
Lease liability	(1,408)	(1,095)
Pension and postretirement benefit plan contributions	(306)	(279)
Other, net	1,335	(692)
Net cash provided by (used in) operating activities	7,329	22,698
Cash flows from investing activities:
Capital expenditures	(4,782)	(15,907)
Proceeds on sale of investment in kaléo	144	262
Proceeds from the sale of assets	83	—
Net cash provided by (used in) investing activities	(4,555)	(15,645)
Cash flows from financing activities:
Borrowings	340,818	41,250
Debt principal payments	(345,140)	(37,250)
Dividends paid	—	(8,884)
Debt financing fees	(587)	—
Net cash provided by (used in) financing activities	(4,909)	(4,884)
Effect of exchange rate changes on cash	(2,651)	(208)
Increase (decrease) in cash, cash equivalents and restricted cash	(4,786)	1,961
Cash, cash equivalents and restricted cash at beginning of period	13,455	19,232
Cash, cash equivalents and restricted cash at end of period	$8,669	$21,193

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and six months ended June 30, 2024 and 2023 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share data)	2024	2023	2024	2023
Net income (loss) as reported under GAAP[1]	$8.8	$(18.9)	$12.1	$(19.9)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.5	0.1
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	(0.1)	—	(0.1)	(0.2)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	0.8	—	0.8
Other	1.5	1.6	3.4	2.5
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	2.6	—	5.3
Goodwill impairment[3]	—	11.9	—	11.9
Net income (loss) from ongoing operations[1]	$10.3	$(2.0)	$15.9	$0.5

Earnings (loss) per share as reported under GAAP (diluted)	$0.26	$(0.56)	$0.35	$(0.59)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	0.01	—
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	—	(0.01)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	0.02	—	0.02
Other	0.04	0.05	0.10	0.08
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	0.08	—	0.16
Goodwill impairment[3]	—	0.35	—	0.35
Earnings (loss) per share from ongoing operations (diluted)	$0.30	$(0.06)	$0.46	$0.01
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e). 2. For more information, see Note (g). 3. For more information, see Note (j).
(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  The Company uses sales less freight ("net sales") as its measure of revenues from external customers. For more business segment information, see Note 9 to the Company's Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and six months ended June 30, 2024 and 2023 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended June 30, 2024		Six Months Ended June 30, 2024
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	$0.8	$0.7	1.4	1.1
Storm damage to the Newnan, Georgia plant[1]	0.2	0.1	0.3	0.2
Legal fees associated with the Aluminum Extruders Trade Case[1]	0.3	0.2	0.5	0.4
Total for Aluminum Extrusions	$1.3	$1.0	$2.2	$1.7
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
Richmond, Virginia Technical Center closure expenses, including severance[2]	$0.1	$0.1	0.3	0.2
Richmond, Virginia Technical Center lease abandonment[2]	—	—	0.3	0.3
Total for PE Films	$0.1	$0.1	$0.6	$0.5
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.4	$0.4	$0.9	$0.8
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.4	0.3	1.3	1.0
Professional fees associated with the transition to the ABL Facility[1]	—	—	0.2	0.1
Group annuity contract premium expense adjustment[3]	(0.2)	(0.2)	(0.2)	(0.2)
Total for Corporate	$0.6	$0.5	$2.2	$1.7
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. For more information, refer to Note 1 to the Company's Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income. For more information, see Note (g).

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Storm damage to the Newnan, Georgia plant[1]	$(0.2)	$(0.2)	$0.4	$0.2
Total for Aluminum Extrusions	$(0.2)	$(0.2)	$0.4	$0.2
PE Films:
Goodwill impairment[4]	$15.4	$11.9	$15.4	$11.9
Total for PE Films	$15.4	$11.9	$15.4	$11.9
Flexible Packaging Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
Total for Flexible Packaging Films	$—	$—	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$1.6	$1.3	$1.9	$1.5
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.5	0.4	1.0	0.8
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	0.2	0.1	0.2	0.1
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	(0.1)	—	(0.2)	(0.1)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[5]	—	0.8	—	0.8
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.4	2.6	6.8	5.3
Total for Corporate	$5.6	$5.2	$9.7	$8.4
1.Included in "Selling, R&D and general expenses" in the condensed consolidated statements of income.
2.Included in “Other income (expense), net” in the condensed consolidated statements of income.
3.For more information, see Note (g).
4.For more information, see Note (j).
5. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.

(d)    On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. In April 2024 and January 2023, additional cash consideration of $0.1 million and $0.3 million, respectively, was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and six months ended June 30, 2024 and 2023 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2024	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$10.8	$2.0	$8.8	18.3%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	1.8	0.4	1.4
Net income (loss) from ongoing operations	$12.7	$2.4	$10.3	18.9%
Three Months Ended June 30, 2023
Net income (loss) reported under GAAP	$(22.3)	$(3.4)	$(18.9)	15.0%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	2.0	(0.4)	2.4
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.4	0.8	2.6
Goodwill impairment	15.4	3.5	11.9
Net income (loss) from ongoing operations	$(1.5)	$0.5	$(2.0)	(33.3)%
Six Months Ended June 30, 2024
Net income (loss) reported under GAAP	$14.7	$2.6	$12.1	17.9%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.1	0.5
(Gains) losses from sale of assets and other	4.3	1.0	3.3
Net income (loss) from ongoing operations	$19.6	$3.7	$15.9	18.9%
Six Months Ended June 30, 2023
Net income (loss) reported under GAAP	$(22.9)	$(3.0)	$(19.9)	13.1%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	3.0	(0.1)	3.1
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	6.8	1.5	5.3
Goodwill impairment	15.4	3.5	11.9
Net income (loss) from ongoing operations	$2.4	$1.9	$0.5	79.2%
(f) Net debt is calculated as follows:

	June 30,	December 31,
($ in millions)	2024	2023
ABL revolving facility (matures on June 30, 2026) (h)	$122.0	$126.3
Long-term debt	20.0	20.0
Total debt	142.0	146.3
Less: Cash and cash equivalents	3.5	9.7
Less: Restricted cash	5.2	3.8
Net debt	$133.3	$132.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(g)    Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense has been included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Second Amended and Restated Credit Agreement, which is used to compute certain borrowing ratios and to compute non-GAAP net income (loss) from ongoing operations. On November 3, 2023, the pension plan termination and settlement process was completed, and the Company’s relevant pension plan obligation was transferred to Massachusetts Mutual Life Insurance Company. This completed the pension plan termination process that began in February 2022. As a result of the routine administrative process to transition the pension plan, the Company recognized a $2.0 million charge to adjust the initial purchase price of the nonparticipating single premium group annuity contract.
(h)    The ABL Facility has customary representations and warranties including, as a condition to each borrowing, that all such representations and warranties are true and correct in all material respects (including a representation that no Material Adverse Effect (as defined in the ABL Facility) has occurred since December 31, 2022). In the event that the Company cannot certify that all conditions to the borrowing have been met, the lenders can restrict the Company’s future borrowings under the ABL Facility. Because a Cash Dominion Period (as defined in the ABL Facility) is currently in effect and the Company is required to represent that no Material Adverse Effect has occurred as a condition to borrowing, the outstanding debt under the ABL Facility (all contractual payments due on June 30, 2026) is classified as a current liability in the consolidated balance sheets.
In accordance with the ABL Facility, the lenders have been provided with the Company’s financial statements, covenant compliance certificates and projections to facilitate their ongoing assessment of the Company. Accordingly, the Company believes the likelihood that lenders would exercise the subjective acceleration clause whereby prohibiting future borrowings is remote. As of June 30, 2024, the Company was in compliance with all debt covenants.
(i)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three and six months ended June 30, 2024 and 2023 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2024	2023	2024	2023
Net income (loss) as reported under GAAP[1]	$8.8	$(18.9)	$12.1	$(19.9)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.5	0.1
Gain associated with the investment in kaléo	(0.1)	—	(0.1)	(0.2)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	0.8	—	0.8
(Gains) losses from sale of assets and other	1.5	1.6	3.4	2.5
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	—	2.6	—	5.3
Goodwill impairment	—	11.9	—	11.9
Net income (loss) from ongoing operations[1]	10.3	(2.0)	15.9	0.5
Depreciation and amortization	6.5	6.5	13.3	13.4
Stock option-based compensation costs	—	—	—	0.2
Interest expense	3.4	2.4	6.8	4.7
Income taxes from ongoing operations[1]	2.4	0.5	3.7	1.9
Consolidated EBITDA from ongoing operations	$22.6	$7.4	$39.7	$20.7
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e). 2. For more information, see Note (g).

(j)    During 2023, uncertainty about the timing of a recovery in the consumer electronics market persisted, and manufacturers in the supply chain for consumer electronics continued to experience reduced capacity utilization and inventory corrections. In light of the limited visibility on the timing of a recovery and the expected adverse future impact to the Surface Protection business, coupled with a cautious outlook on new product development opportunities, the Company performed a Step 1 goodwill impairment analysis, as of June 30, 2023 and September 30, 2023, of the Surface Protection component of PE Films. The analyses concluded that the fair value of Surface Protection was less than its carrying value, thus a non-cash partial goodwill impairment of $34.9 million ($27.0 million after deferred income tax benefits) was recognized during 2023. As of December 1, 2023, the Company’s reporting units with goodwill were Surface Protection in PE Films and Futura in Aluminum Extrusions. Both of these reporting units have separately identifiable operating net assets (operating assets including goodwill and identifiable intangible assets net of operating liabilities). The Company's Step 0 analysis of these reporting units concluded that it is more likely than not that the fair value of each reporting unit was greater than its carrying value. Therefore, the Step 1 quantitative goodwill impairment tests for these reporting units were not necessary. The Surface Protection and Futura reporting units had goodwill in the amounts of $22.4 million and $13.3 million, respectively, at December 31, 2023.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com